Exhibit 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2013 Financial Results

LOS ANGELES--(BUSINESS WIRE)--April 25, 2013--Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Financial Highlights

  Sales were $2.03 billion, down 11.5% from $2.29 billion in the first quarter of 2012 and up 7.2% from $1.89 billion in the fourth quarter of 2012.
  Tons sold were down 5.8% from the first quarter of 2012 and up 9.0% from the fourth quarter of 2012.
  Net income attributable to Reliance was $83.7 million, down 28.0% from $116.2 million in the first quarter of 2012 and up 4.1% from $80.4 million in the fourth quarter of 2012.
  Earnings per diluted share were $1.09, down 29.2% from $1.54 in the first quarter of 2012 and up 2.8% from $1.06 in the fourth quarter of 2012.
  A pre-tax LIFO credit, or income, of $5.0 million, is included in cost of sales compared to a pre-tax LIFO charge, or expense, of $7.5 million in the first quarter of 2012 and a credit of $37.1 million for the fourth quarter of 2012.
  Cash flow from operations was $72.2 million and net debt-to-total capital was 22.4% at March 31, 2013.
  A quarterly cash dividend of $0.30 per share was declared on April 23, 2013 for shareholders of record as of May 31, 2013 and will be payable on June 21, 2013.

Management Commentary

“During the first quarter, we experienced some seasonal improvement in demand compared to the prior quarter with tons sold up 9%, although pricing weakened 1.3% from prior quarter levels,” said David H. Hannah, Chairman and CEO of Reliance. “Compared to the 2012 first quarter, however, demand was weaker due to increased economic uncertainty resulting in a year-over-year decrease of 6.9% in total tons sold (same store) coupled with a 7.7% reduction in our average price per ton sold (same store). These challenges were partially offset by strong operational execution by our managers in the field as demonstrated by Reliance’s solid year-over-year increase in gross profit margin—even at the lower level of demand and with weaker pricing.”

Mr. Hannah continued, “It is important to note that while market conditions currently present headwinds to organic growth, Reliance’s strong balance sheet provides significant financial flexibility to take advantage of compelling M&A opportunities, such as our $1.2 billion acquisition of Metals USA, our largest acquisition to-date, completed in the 2013 second quarter. Metals USA includes 48 service center locations that complement Reliance’s existing customer base, product mix and geographic footprint. Metals USA’s assets at December 31, 2012 and sales for the year then ended were approximately $1.0 billion and $2.0 billion, respectively, increasing Reliance’s assets and sales on a pro forma basis to over $6.5 billion and $10.0 billion, respectively. The transaction is expected to be accretive immediately upon closing (excluding transaction-related costs). Also on a pro forma basis, giving effect to this transaction and the associated financing, Reliance’s net debt-to-total capital ratio at March 31, 2013 would have been approximately 39%, which is in-line with our targeted leverage ratio.”

First Quarter 2013 Business Metrics

(tons in thousands; percent change)
			Sequential
			Quarter		Year-Over-
	Q1 2013	Q4 2012	Change	Q1 2012	Year change
Tons sold	1,105.9	1,014.5	9.0%	1,173.7	(5.8%)
Tons sold (same store)	1,092.2	1,001.1	9.1%	1,172.9	(6.9%)
Average price per ton sold	$1,832	$1,857	(1.3%)	$1,960	(6.5%)

First Quarter 2013 Major Commodity Metrics

						Average Selling Price per Ton
	Tons Sold					Sold
	(tons in thousands; percent change)					(percent change)
			Sequential		Year-Over-	Sequential	Year-Over-
	Q1 2013	Q4 2012	Quarter	Q1 2012	Year	Quarter	Year
	Tons Sold	Tons Sold	Change	Tons Sold	Change	Change	Change
Carbon steel	868.6	800.1	8.6%	937.4	(7.3%)	(1.7%)	(9.6%)
Aluminum	62.5	57.1	9.5%	62.7	(0.3%)	(1.8%)	(3.8%)
Stainless steel	61.8	55.8	10.8%	60.7	1.8%	(1.5%)	(10.2%)
Alloy	82.7	71.6	15.5%	88.2	(6.2%)	(6.6%)	(7.1%)

Sales ($ in millions; percent change)
			Sequential
			Quarter		Year-Over-
	Q1 2013 Sales	Q4 2012 Sales	Change	Q1 2012 Sales	Year Change
Carbon steel	$1,012.3	$948.0	6.8%	$1,208.3	(16.2%)
Aluminum	$339.6	$315.8	7.5%	$353.9	(4.0%)
Stainless steel	$316.7	$290.5	9.0%	$346.0	(8.5%)
Alloy	$243.4	$225.6	7.9%	$279.7	(13.0%)

End-market Commentary

Strong performance in auto (through the Company’s toll processing operations) along with solid but lower operating results in aerospace, energy (oil and gas) and manufactured goods including agriculture and heavy equipment continue to offset the tepid recovery in non-residential construction.

  Aerospace was mixed during the first quarter as pricing held steady while overall demand declined slightly compared to the first quarter last year. Reliance expects that demand in the aerospace market will improve as the Company progresses through 2013.
  Energy (oil and gas) continues to be among the Company’s best end-markets, despite lower demand levels as compared to the first quarter of last year. Demand for the products Reliance sells is expected to increase modestly in 2013, with continued pressure on pricing due to excess industry capacity.
  Heavy industry continues to perform reasonably well, primarily driven by the strength of manufactured products. The Company also expects modest growth in this end-market.
  Automotive, supported by the Company’s toll processing operations in the U.S. and Mexico, exhibited continued strong and steady demand during the quarter. Reliance anticipates continued strength in automotive throughout 2013.
  Non-residential construction continued to show signs of a slow but steady recovery; although, still at significantly reduced demand levels from its peak. During the first quarter, North American industrial construction related to manufacturing and energy continued to exhibit the most improvement. Reliance is cautiously optimistic that this important end market will continue to improve during 2013.

Balance Sheet & Liquidity

As of March 31, 2013, total debt outstanding was $1.15 billion, or a net debt-to-total capital ratio of 22.4%. During the first quarter, the Company generated $72.2 million in cash flow from operating activities, compared to a use of cash in operations of $63.2 million for the 2012 first quarter, and remains pleased with its overall financial position, strong cash flow and liquidity position.

Corporate Developments

On April 5, 2013, Reliance announced it had amended and restated its $1.5 billion unsecured revolving credit facility and secured a new $500 million term loan. The credit agreement has a term of five years, expiring April 4, 2018 and includes an option to increase the revolving credit facility for up to an additional $500 million. Both facilities allow for prepayments.

On April 9, 2013, Reliance sold $500 million of its 4.5% Senior Notes due 2023. The notes are guaranteed by Reliance’s subsidiaries that guarantee its credit agreement and its senior notes due 2016 and 2036.

On April 12, 2013, Reliance completed the previously announced acquisition of Metals USA for $786 million paid in cash at closing to the holders of Metals USA stock, options and restricted stock, and the assumption of $454 million of net debt. This represents a Metals USA enterprise value of approximately $1.24 billion. Reliance funded the transaction and refinanced Metals USA indebtedness with a combination of proceeds from its amended $1.5 billion credit facility and new $500 million term loan in addition to proceeds from its $500 million senior notes offering.

On April 23, 2013, the Board of Directors declared a regular quarterly cash dividend of $0.30 per share of common stock. The dividend is payable on June 21, 2013 to shareholders of record May 31, 2013. The $0.30 per share dividend rate is double the $0.15 per share paid in the 2012 second quarter. The Company has increased its dividend 19 times since its initial public offering in 1994 and has paid regular quarterly dividends for 54 consecutive years.

Business Outlook

The Company expects global economic and political uncertainty will continue to present challenges to industrial growth in the second quarter of 2013 and expects only slight improvements in demand with a weak pricing environment persisting. As a result, for the second quarter ending June 30, 2013, management currently expects earnings per diluted share to be in the range of $1.10 to $1.20, which includes the incremental earnings from Metals USA beginning April 12, 2013 and excludes any one-time deal related costs.

Conference Call Details

A conference call and simultaneous webcast to discuss first quarter 2013 financial results and business outlook will be held today, April 25, 2013, at 11:00 a.m. Eastern / 8:00 a.m. Pacific. David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call. To listen to the live call by telephone, please dial (888) 267-2845 (U.S. and Canada) or (973) 413-6102 (International) approximately 10 minutes prior to the start time and use the conference entry code: 1799. Additionally, a live webcast of the call will be available on the Investor Information section of Reliance’s web site at www.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 1:30 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, May 9, 2013 by dialing (973) 528-0005 and entering the conference entry code: 1799. The webcast will remain posted on the Investor Information section of Reliance’s web site at www.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America (U.S. and Canada). Through a network of approximately 290 locations in 39 states and 10 countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined under the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in Reliance’s reports on file with the SEC. As a result, these statements speak only as of the date that they were made, and Reliance undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risks and uncertainties relating to Reliance and its business can be found in Reliance’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months
	Ended March 31,
	2013	2012
Income Statement Data:
Net sales	$2,025.3	$2,288.3
Gross profit[1]	528.8	577.8
Operating income	130.0	184.6
Pre-tax income	119.8	176.6
Net income attributable to Reliance	83.7	116.2
Diluted earnings per share attributable to Reliance shareholders	$1.09	$1.54
Weighted average shares outstanding – diluted	77,080,703	75,426,552
Gross profit margin[1]	26.1%	25.3%
Operating income margin	6.4%	8.1%
Pre-tax income margin	5.9%	7.7%
Net income margin – Reliance	4.1%	5.1%
Cash dividends per share	$0.30	$0.15

	March 31,	December 31,
	2013	2012*
Balance Sheet and Other Data:
Current assets	$2,426.4	$2,277.4
Working capital	1,755.2	1,699.2
Property, plant and equipment, net	1,235.6	1,240.7
Total assets	5,981.1	5,857.7
Current liabilities	671.2	578.2
Long-term debt	1,063.8	1,123.8
Total Reliance shareholders’ equity	3,646.8	3,558.4
Capital expenditures (year-to-date)	26.8	214.0
Cash provided by operations (year-to-date)	72.2	601.9
Net debt-to-total capital[2]	22.4%	23.8%
Return on Reliance shareholders’ equity[3]	10.4%	12.8%
Current ratio	3.6	3.9
Book value per share[4]	$47.61	$46.82

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

ASSETS
	March 31,	December 31,
	2013	2012*
Current assets:
Cash and cash equivalents	$100.1	$97.6
Accounts receivable, less allowance for doubtful accounts of
$19.8 at March 31, 2013 and $20.5 at December 31, 2012	940.4	807.7
Inventories	1,317.6	1,272.3
Prepaid expenses and other current assets	34.6	40.9
Income taxes receivable	3.2	28.4
Deferred income taxes	30.5	30.5
Total current assets	2,426.4	2,277.4
Property, plant and equipment:
Land	155.4	155.6
Buildings	734.6	725.1
Machinery and equipment	1,136.0	1,124.7
Accumulated depreciation	(790.4)	(764.7)
	1,235.6	1,240.7

Goodwill	1,312.4	1,314.6
Intangible assets, net	922.3	936.5
Cash surrender value of life insurance policies, net	40.7	45.2
Investments in unconsolidated entities	15.5	15.5
Other assets	28.2	27.8
Total assets	$5,981.1	$5,857.7

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$389.5	$255.6
Accrued expenses	88.9	87.4
Accrued compensation and retirement costs	67.0	112.8
Accrued insurance costs	39.2	38.8
Current maturities of long-term debt and short-term borrowings	86.6	83.6
Total current liabilities	671.2	578.2
Long-term debt	1,063.8	1,123.8
Long-term retirement costs	95.6	94.9
Other long-term liabilities	27.3	27.1
Deferred income taxes	467.3	466.3
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 76,647,562 at March 31, 2013
and 76,042,546 at December 31, 2012, stated capital	760.5	722.2
Retained earnings	2,897.7	2,837.7
Accumulated other comprehensive loss	(11.4)	(1.5)
Total Reliance shareholders’ equity	3,646.8	3,558.4
Noncontrolling interests	9.1	9.0
Total equity	3,655.9	3,567.4
Total liabilities and equity	$5,981.1	$5,857.7

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Net sales	$2,025.3	$2,288.3

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,496.5	1,710.5
Warehouse, delivery, selling, general and administrative	357.7	357.7
Depreciation and amortization	41.1	35.5
	1,895.3	2,103.7

Operating income	130.0	184.6

Other income (expense):
Interest	(13.1)	(14.5)
Other income, net	2.9	6.5
Income before income taxes	119.8	176.6
Income tax provision	35.3	58.7
Net income	84.5	117.9
Less: Net income attributable to noncontrolling interests	0.8	1.7
Net income attributable to Reliance	$83.7	$116.2

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.09	$1.54

Basic earnings per common share attributable to Reliance shareholders	$1.10	$1.55

Cash dividends per share	$0.30	$0.15

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2013	2012
Operating activities:
Net income	$84.5	$117.9
Adjustments to reconcile net income to net cash provided
by (used in) operating activities:
Depreciation and amortization expense	41.1	35.5
Deferred income tax provision (benefit)	1.6	(1.2)
Loss (gain) on sales of property, plant and equipment	0.2	(0.1)
Equity in earnings of unconsolidated entities	(0.3)	(0.5)
Dividends received from unconsolidated entities	0.3	0.3
Share-based compensation expense	6.7	4.9
Tax deficit from share-based compensation	0.8	0.1
Net gain from life insurance policies	(2.4)	(1.2)
Changes in operating assets and liabilities (excluding effect of business acquired):
Accounts receivable	(134.8)	(143.6)
Inventories	(48.2)	(182.2)
Prepaid expenses and other assets	31.3	9.0
Accounts payable and other liabilities	91.4	97.9
Net cash provided by (used in) operating activities	72.2	(63.2)

Investing activities:
Purchases of property, plant and equipment	(26.8)	(34.6)
Acquisition of a metals service center	--	(10.0)
Proceeds from sales of property, plant and equipment	0.4	0.2
Net proceeds from redemptions of life insurance policies	6.9	2.8
Net cash used in investing activities	(19.5)	(41.6)

Financing activities:
Net short-term debt borrowings (repayments)	3.1	(0.4)
Proceeds from long-term debt borrowings	50.0	221.0
Principal payments on long-term debt	(110.0)	(122.2)
Payments to noncontrolling interest holders	(0.7)	(0.7)
Dividends paid	(22.9)	(11.2)
Tax deficit from share-based compensation	(0.8)	(0.1)
Exercise of stock options	31.6	4.6
Net cash (used in) provided by financing activities	(49.7)	91.0
Effect of exchange rate changes on cash	(0.5)	(0.8)
Increase (decrease) in cash and cash equivalents	2.5	(14.6)
Cash and cash equivalents at beginning of year	97.6	84.6
Cash and cash equivalents at end of period	$100.1	$70.0

Supplemental cash flow information:
Interest paid during the period	$4.4	$5.2
Income taxes paid during the period	$9.8	$32.6

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto, Investor Relations
213-576-2428
investor@rsac.com
or
Addo Communications
310-829-5400